Exhibit 10.1

Merger Agreement

By and Among

Reliability Incorporated,

R-M Merger Sub, Inc.,

The Maslow Media Group, Inc.,

Naveen Doki

(for the limited purposes as set forth herein),

Silvija Valleru

(for the limited purposes as set forth herein)

and

Jeffrey Eberwein

(For the limited purposes as set forth herein)

Dated as of September 18, 2019

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iii

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EXHIBITS AND SCHEDULES

Exhibit A	Form of FIRPTA Affidavit
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement

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MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of September 18, 2019 (the “Effective Date”), is entered into by and among (i) Reliability Incorporated, a Texas corporation (“Reliability”), (ii) R-M Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary of Reliability (“Merger Sub”), (iii) The Maslow Media Group, Inc., a Virginia corporation (“Maslow”), (iv) Jeffrey Eberwein (“Mr. Eberwein”), for the limited purposes as set forth herein; (v) Naveen Doki (“Mr. Doki”) for the limited purposes as set forth herein, and (vii) Silvija Valleru (“Ms. Valleru” and, together with Mr. Doki, the “Shareholders”) for the limited purposes as set forth herein. Each of Reliability, Merger Sub, Maslow, Mr. Eberwein, Mr. Doki, and Ms. Valleru may be collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the respective Boards of Directors of each of Reliability, Merger Sub and Maslow deem it advisable and in the best interests of each corporation and its respective stockholders, that Reliability and Maslow combine in order to advance the long-term business strategies of Reliability and Maslow;

WHER EAS, the Board of Directors of Maslow has unanimously determined that the merger of Merger Sub with and into Maslow with Maslow being the surviving entity therein (the “Merger”) and this Agreement are fair to, and in the best interests of, Maslow and the Shareholders;

WHEREAS, the Board of Directors of Reliability has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, Reliability and the holders of Reliability Common Stock;

WHEREAS, the respective Boards of Directors of each of Reliability, Merger Sub and Maslow have approved this Agreement and the Merger on the terms and conditions contained in this Agreement;

WHEREAS, for federal income tax purposes, it is intended by the Parties that the Merger shall qualify as a “reorganization” within the meaning of the Code (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I Definitions

Section 1.01       Definitions. The following terms have the meanings specified or referred to in this Article I. A variant of a defined term (e.g., “your” is a variant of “you”) will have the same meaning as the defined term, modified as necessary to take the variance into account.

(a)               “Acquisition Inquiry” with respect to any Person means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of Maslow) that could reasonably be expected to lead to an Acquisition Proposal with respect to that Person.

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(b)               “Acquisition Proposal” with respect to any Person means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Maslow) for any Acquisition Transaction or possible Acquisition Transaction with respect to that Person.

(c)               “Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving Maslow pursuant to which such Person or “group” would own 20% or more of the consolidated assets, revenues or net income of Maslow, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Maslow representing 20% or more of the consolidated assets, revenues or net income of Maslow, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Securities representing 20% or more of the issued and outstanding equity securities of Maslow, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Securities representing 20% or more of the issued and outstanding equity securities of Maslow, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(d)               “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(e)               “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f)                “Agreement Counterparties” means those parties executing any of the Transaction Documents.

(g)               “Agreement” has the meaning set forth in the preamble.

(h)               “Reliability Common Stock Value” means the value determined by the first of the following clauses that applies: (a) if the Reliability Common Stock is then listed for trading on the OTC Markets or a United States or Canadian national securities exchange (as applicable, the “Trading Market”), the daily volume weighted average price of the Reliability Common Stock during the 10 trading day period immediately prior to the determination date, as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Reliability Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Reliability Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Reliability Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as is jointly determined in good faith by the Board of Directors of Reliability after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of Reliability in private transactions negotiated at arm’s length.

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(i)                 “Basket” has the meaning set forth in Section 9.06(a).

(j)                 “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Virginia are authorized or required by Law to be closed for business.

(k)               “Cap” has the meaning set forth in Section 9.06(c).

(l)                 “Closing Date” has the meaning set forth in Section 2.02.

(m)             “Closing” has the meaning set forth in Section 2.02.

(n)               “Code” means the Internal Revenue Code of 1986, as amended.

(o)               “Contemplated Transactions” means the transactions contemplated by this Agreement, together with the transactions contemplated by any of the other Transaction Documents.

(p)               “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(q)               “Debt Conversion” has the meaning set forth in Section 2.07(c).

(r)                “Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Maslow or obligating Maslow to issue or sell any shares of capital stock of, or any other interest in, Maslow.

(s)                “Direct Claim” has the meaning set forth in Section 9.04(c).

(t)                 “Dispute” has the meaning set forth in Section 10.10(a).

(u)               “Dollars” or “$” means the lawful currency of the United States.

(v)               “DTC” has the meaning set forth in Section 4.02.

(w)             “Eberwein Indemnification Liabilities” has the meaning set forth in Section 9.06(e).

(x)               “Effective Date” has the meaning set forth in the recitals.

(y)               “Effective Time” has the meaning set forth in Section 2.02.

(z)               “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of $10,000 or more.

(aa)            “Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

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(bb)           “Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(cc)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(dd)           “Exchange Agent” has the meaning set forth in Section 2.08.

(ee)            “FIRPTA Affidavit” has the meaning set forth in Section 2.16(a)(iv).

(ff)              “GAAP” mean United States generally accepted accounting principles as in effect from time to time.

(gg)           “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(hh)           “Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(ii)              “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(jj)              “Indebtedness” means without duplication (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees which would be payable in connection therewith), (a) all indebtedness for borrowed money or in respect of loans or advances, (b) all obligations for deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business), (d) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit, bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (e) all obligations as lessee under any arrangement required to be recorded as a capital lease in accordance with GAAP, (f) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any Liabilities pursuant to any off balance sheet financing; (h) all guarantees with respect to any indebtedness or obligation of any other Person of a type described in clauses (a)-(g) above, (i) all indebtedness and obligations of any other Person of a type described in clauses (a)-(h) above resulting in any Lien or other claim against Maslow Common Stock or the assets Maslow.

(kk)           “Indemnified Party” has the meaning set forth in Section 9.03(e).

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(ll)              “Indemnifying Party” has the meaning set forth in Section 9.03(e).

(mm)      “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(nn)           “Joinder Agreements” has the meaning set forth in Section 6.10.

(oo)           “Knowledge of Maslow” means the actual knowledge, after due inquiry, of either of the Shareholders.

(pp)           “Knowledge of Reliability” means the actual knowledge, after due inquiry, of Mr. Eberwein.

(qq)           “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(rr)              “Liability” or “Liabilities” has the meaning set forth in Section 3.06.

(ss)             “Lock-Up Agreement” has the meaning set forth in Section 2.15(a).

(tt)              “Lock-Up Parties” has the meaning set forth in Section 2.15(a).

(uu)           “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(vv)           “Maslow Board” means the Board of Directors of Maslow.

(ww)       “Maslow Capitalization Table” has the meaning set forth in Section 3.02(a).

(xx)           “Maslow Common Stock” has the meaning set forth in Section 3.02.

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(yy)           “Maslow Disclosure Schedules” means the Disclosure Schedules delivered by Maslow to Reliability concurrently with the execution and delivery of this Agreement.

(zz)            “Maslow Financial Statements” has the meaning set forth in Section 3.05.

(aaa)        “Maslow Licensed Intellectual Property” means any Intellectual Property in which Maslow hold rights or interests granted by license from other Persons.

(bbb)       “Maslow Material Contract” means a Material Contract to which Maslow is a party.

(ccc)        “Maslow Owned Intellectual Property” means any Intellectual Property that is owned by Maslow and in which Maslow holds exclusive rights.

(ddd)       “Maslow Party Default” has the meaning set forth in Section 8.02.

(eee)        “Maslow Surviving Representations” has the meaning set forth in Section 9.01(a).

(fff)           “Maslow” has the meaning set forth in the recitals.

(ggg)       “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Contemplated Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

(hhh)       “Material Contract” mean (i) a Contract involving aggregate consideration in excess of $2,500 and which, in each case, cannot be cancelled by any party thereto without penalty or without more than ninety (90) calendar days’ notice, except Contracts entered into in the Ordinary Course of Business; (ii) all Contracts that require a party thereto to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; (iii) all Contracts that provide for the indemnification by a party thereto of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than thirty (30) calendar days’ notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees); (viii) all Contracts with any Governmental Authority; (ix) all Contracts that limit or purport to limit the ability of a party thereto to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) any Contracts that provide for any joint venture, partnership or similar arrangement; and (xi) all collective bargaining agreements or Contracts with any union.

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(iii)            “Merger Consideration” has the meaning in Section 2.07(a).

(jjj)            “Merger Sub” has the meaning set forth in the preamble.

(kkk)       “Mr. Eberwein” has the meaning set forth in the preamble.

(lll)            “Mr. Doki” has the meaning set forth in the preamble.

(mmm)                        “Ms. Valleru” has the meaning set forth in the preamble

(nnn)       “New Shareholder” has the meaning set forth in Section 6.10.

(ooo)       “Notice of Dispute” has the meaning set forth in Section 10.10(b).

(ppp)       “Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(qqq)       “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

(rrr)           “Parties” has the meaning set forth in the recitals.

(sss)          “Party” has the meaning set forth in the recitals.

(ttt)            “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(uuu)       “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the financial statements of the applicable Person; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the applicable Person; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the applicable Person; and (iv) other than with respect to real property owned the applicable Person, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of such Person.

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(vvv)       “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(www)  “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(xxx)       “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(yyy)       “Pre-Closing Taxes” means Taxes of Maslow for any Pre-Closing Tax Period.

(zzz)        “Registration Rights Agreement” has the meaning set forth in Section 2.15(a).

(aaaa)     “Reliability Board” means the Board of Directors of Reliability.

(bbbb)   “Reliability Capitalization Table” has the meaning set forth in Section 4.02(a).

(cccc)     “Reliability Common Stock” has the meaning set forth in Section 4.02.

(dddd)   “Reliability Default” has the meaning set forth in Section 8.01.

(eeee)     “Reliability Disclosure Schedules” means the Disclosure Schedules delivered by Reliability to Maslow concurrently with the execution and delivery of this Agreement.

(ffff)        “Reliability Financial Statements” has the meaning set forth in Section 4.05.

(gggg)   “Reliability Indemnitees” has the meaning set forth in Section 9.02.

(hhhh)   “Reliability Material Contract” means a Material Contract to which Reliability or Merger Sub, or both, is a party.

(iiii)          “Reliability Owned Intellectual Property” means any Intellectual Property that is owned by Reliability and in which Reliability holds exclusive rights.

(jjjj)          “Reliability’s Basket Exclusions” has the meaning set forth in Section 9.06(a).

(kkkk)   “Reliability’s Surviving Representations” has the meaning set forth in Section 9.01(a).

(llll)          “Reliability” has the meaning set forth in the preamble.

(mmmm)                  “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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(nnnn)   “Representing Party” has the meaning set forth in the introductory sentence of Article V.

(oooo)   “Requirements of Law” means, as to any Person, any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject, or pertaining to any or all of the Contemplated Transactions or referred to herein.

(pppp)   “Retained Shares” has the meaning set forth in Section 2.07(b).

(qqqq)   “SEC Reports” means the reports and filings made by Reliability with the Securities United States Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act.

(rrrr)        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ssss)       “Shareholders” has the meaning set forth in the preamble, subject to the provisions of Section 6.10.

(tttt)          “Statement of Merger” has the meaning set forth in Section 2.02.

(uuuu)   “Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

(vvvv)   “Surviving Corporation” has the meaning set forth in Section 2.01.

(wwww)                    “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(xxxx)   “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(yyyy)   “TBOC” means the Texas Business Organizations Code, as the same may be amended from time to time.

(zzzz)     “Third-Party Claim” has the meaning set forth in Section 9.04(a).

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(aaaaa) “Transaction Documents” means this Agreement, the Maslow Disclosure Schedule, the Reliability Disclosure Schedule, the Registration Rights Agreement, the FIRPTA Affidavits, the Lock-Up Agreements, the Joinder Agreements and any other document, certificate or agreement to be delivered hereunder.

(bbbbb)                       “Shareholders Indemnification Liabilities” has the meaning set forth in Section 9.06(d).

(ccccc) “Shareholders Indemnitees” has the meaning set forth in Section 9.02(e).

(ddddd)                       “Shareholders’ Basket Exclusions” has the meaning set forth in Section 9.06(b).

(eeeee) “VSCA” means the Virginia Stock Corporation Act, as the same may be amended from time to time.

Section 1.02       Interpretation. Unless the express context otherwise requires:

(a)               the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)               terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)               the terms “Dollars” and “$” mean United States Dollars;

(d)               references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

(e)               wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                references herein to any gender shall include each other gender;

(g)               references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)               references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)                 references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)                 with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

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(k)               references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)                 references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II Merger and Closing

Section 2.01       The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the VSCA, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into Maslow. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Maslow shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of Maslow, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger except as otherwise may be specifically set forth herein.

Section 2.02       Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place on the third Business Day following the satisfaction or waiver (by the Party for whose benefit the condition exists) of the conditions to closing as set forth in Article VII or on such other date and at such other time and place as the Parties shall agree in writing (the “Closing Date”), by electronic delivery, overnight delivery, and wire transfers. At the Closing the Parties shall cause the Merger to be consummated by filing a Statement of Merger (the “Statement of Merger”) with the Secretary of State of Virginia and by making all other filings or recordings required under the VSCA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the VSCA. The Merger shall become effective at such time as the Statement of Merger is duly filed with the Secretary of State of Virginia, or at such other time as the Parties agree shall be specified in the Statement of Merger (the date and time the Merger becomes effective, the “Effective Time”). At the Closing, Maslow shall deliver to Reliability, and Reliability shall deliver to Maslow or the Shareholders or the Exchange Agent, as applicable, such documents as contemplated by Section 2.16(a), Section 2.16(b) and Section 2.16(c), respectively.

Section 2.03       Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a)               All the property, rights, privileges, powers and franchises of Maslow and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Maslow and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation;

(b)               The Articles of Incorporation of Maslow shall be the Articles of Incorporation of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law; and

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(c)               The Bylaws of Maslow shall be the Bylaws of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law.

Section 2.04       Conversion of Maslow Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders or any other party:

(a)               All of the shares of Maslow Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.04(b), if any), which are all owned by the Shareholders, shall be canceled and shall by virtue of the Merger and without any action on the part of the Shareholders be converted automatically into the right to receive, in total, the Merger Consideration;

(b)               Each share of Maslow Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Maslow as treasury stock shall be canceled and retired and cease to exist, and no payment or distribution shall be made with respect thereto; and

(c)               All shares of Maslow Common Stock converted pursuant to Section 2.04(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and the Shareholders, as holder(s) of certificates (each, a “Certificate”) representing any such shares of Maslow Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms herein.

Section 2.05       Reliability Common Stock. At the Effective Time, any outstanding shares of Reliability Common Stock that are owned by Reliability, Merger Sub or any other direct or indirect wholly owned Subsidiary thereof shall be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

Section 2.06       Merger Sub Stock. (a) At the Effective Time, all outstanding shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, collectively, one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

Section 2.07       Merger Consideration.

(a)               The aggregate consideration to be paid to the Shareholders, as all of the shareholders of Maslow, in the Merger shall be an aggregate number of shares of Reliability Common Stock constituting 94% of the issued and outstanding shares of Reliability Common Stock immediately following the Closing (the “Merger Consideration”). Reliability covenants and agrees that, prior to the Closing, it shall undertake such actions as required, including amending the Articles of Incorporation of Reliability as may be required, to ensure that Reliability has a sufficient number of authorized but unissued shares of Reliability Common Stock so as to be able to issue the Merger Consideration at the Closing.

(b)               The Parties acknowledge and agree that the shareholders of Reliability and debtholders of Reliability (pursuant to Section 2.07(c)) as of immediately prior to the Closing shall collectively retain a total aggregate number of shares of Reliability Common Stock constituting 6% of the issued and outstanding shares of Reliability Common Stock immediately following the Closing (the “Retained Shares”).

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(c)               The Parties further acknowledge and agree that all of the issued and outstanding Liabilities and debts of Reliability as of immediately prior to the Closing shall be converted into no more than 1,085,307 shares of Reliability Common Stock (the “Debt Conversion”) and such shares of Reliability Common Stock shall be included in the Retained Shares as of immediately following the Closing, provided however, that this Section 2.07(c) and the Debt Conversion shall be deemed completed and complied with as long as Reliability has no Liabilities in excess of $10,000 as of the Closing.

Section 2.08       Exchange Agent. Prior to the Effective Time, Reliability and Maslow shall jointly select an entity to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). The Parties acknowledge and agree that Reliability may, at its election, act as the Exchange Agent. At or prior to the Effective Time, Reliability shall deposit with the Exchange Agent (if Exchange Agent is a third party), in trust for the benefit of the Shareholders either (i) certificates or (ii) entries onto the books of Reliability as kept by the transfer agent of Reliability representing Reliability Common Stock issued pursuant to this Agreement in exchange for outstanding shares of Maslow Common Stock in the Merger pursuant to this Agreement.

Section 2.09       Exchange Procedures.

(a)               Upon the Effective Time, the Shareholders shall deliver and surrender to Reliability the Certificates representing the Shareholders’ shares of Maslow Common Stock, and thereafter the Shareholders shall be entitled to receive the Merger Consideration in exchange therefor. Reliability shall deliver the Certificates to the Exchange Agent if the Exchange Agent is a third party.

(b)               Upon surrender of a Certificate to Reliability and such other documents as may reasonably be required by the Exchange Agent, the Shareholders shall be entitled to receive in exchange therefor shares of Reliability Common Stock representing the whole number of shares that such holder has the right to receive pursuant to Section 2.04, with any fractional shares being rounded to the next nearest whole share, and in each case the Certificate so surrendered shall forthwith be canceled.

Section 2.10       No Further Ownership Rights in Maslow Common Stock. All shares of Reliability Common Stock issued in accordance with the terms of this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Maslow Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Maslow Common Stock which were outstanding immediately prior to the Effective Time.

Section 2.11       No Liability. None of Reliability, Merger Sub, Maslow, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of Reliability Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, be delivered to Reliability, upon demand, and any holders of Maslow Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to Reliability for satisfaction of their claims for such Merger Consideration, dividends or distributions in respect thereof or such cash.

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Section 2.12       Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Maslow Common Stock formerly represented thereby, and unpaid dividends and distributions on shares of Reliability Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.13       Withholding Rights. The Surviving Corporation and Reliability shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Maslow Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Maslow Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

Section 2.14       Stock Transfer Books. On the Closing Date, the stock transfer books of Maslow shall be closed and there shall be no further registration of transfers of shares of Maslow Common Stock thereafter on the records of Maslow. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Maslow Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates of Maslow Stock presented to the Exchange Agent or Reliability for any reason shall be converted into the Merger Consideration with respect to the shares of Maslow Common Stock formerly represented thereby.

Section 2.15       Additional Actions at the Closing.

(a)               At the Closing, Reliability shall enter into a Lock-Up Agreement with each of (i) Mr. Eberwein, and (ii) and any Person who has beneficial ownership (as determined in accordance with the rules under the Exchange Act as though the Exchange Act applied to Maslow) of more than 10% of the shares of Maslow Common Stock as of immediately prior to the Closing, including any New Shareholders as set forth in Section 6.10 (the “Lock-Up Parties”); each in the form as attached hereto as Exhibit B (each, a “Lock-Up Agreement”) pursuant to which such counterparties shall agree not to sell or transfer any of the shares of Reliability Common Stock constituting the Merger Consideration or held by such parties as of the Closing, as applicable, subject to the terms and conditions therein.

(b)               At the Closing, Reliability shall enter into a piggyback registration rights agreement in the form as attached hereto as Exhibit C (the “Registration Rights Agreement”) with each of Mr. Eberwein and any of the Persons as set forth in Section 2.15(b) of the Reliability Disclosure Schedules who hold of record any of the Retained Shares as of the Closing, pursuant to which Reliability shall provide Mr. Eberwein and such Persons with certain registration rights with respect to the shares of Reliability Common Stock held of record by Mr. Eberwein or such Persons, as applicable.

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(c)               At the Closing, the current members of the Reliability Board shall elect Naveen Doki, Silvji Valleru, Shirisha Junampally, Mark Speck to the Reliability Board, and one current member of the Reliability Board as designated by Mr. Eberwein shall remain on the Reliability Board for a period of two years following the Closing, and all other directors shall resign when such election is complete, leaving those five named individuals as the sole directors of Reliability. Notwithstanding the foregoing, Mr. Eberwein shall retain the option to remain an observer to the Reliability Board for a period of two years following the Closing, provided that Reliability may exclude Mr. Eberwein from such observer rights to the extent that Reliability is advised by legal counsel that such exclusion is required in connection with the fiduciary or other duties of the Reliability Board.

(d)               At the Closing, the officers of Reliability as of immediately before the Closing shall resign, and the Reliability Board, as newly constituted under Section 2.15(c), shall elect new officers of Reliability, Maslow, and each corporation or other entity as to which Reliability or Maslow owns, directly or beneficially, a majority of the voting power.

Section 2.16       Closing Actions and Deliverables.

At the Closing, and contingent thereon, the Parties shall deliver, and shall undertake such actions as to accomplish, the following:

(a)               Maslow shall deliver to Reliability:

(i)                 The Statement of Merger, duly executed by an authorized officer of Maslow;

(ii)              a certificate, dated the Closing Date, signed by a duly authorized officer of Maslow, in form and substance reasonably acceptable to Reliability, certifying that each of the conditions set forth in Section 7.01(a) and Section 7.01(b) has been satisfied;

(iii)            a certificate of a duly authorized officer of Maslow, dated as of the Closing Date, in form and substance satisfactory to Reliability attaching and certifying (1) copies of the resolutions or written consents of Maslow Board and Mr. Doki, and Ms. Valleru, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, (2) a true, correct and complete copy of the Articles of Incorporation of Maslow certified by the Secretary of State of the State of Virginia, (3) By-laws of Maslow, and (4) a certificate of good standing and legal existence of Maslow issued by the Secretary of State of the State of Virginia and each jurisdiction in which Maslow is licensed or qualified to conduct business as a foreign entity;

(iv)             a non-foreign affidavit, in the form as attached hereto as Exhibit A, dated as of the Closing Date, duly executed by each Shareholder and sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that none of the Shareholders is a “Foreign Person” as defined in Code §1445 (the “FIRPTA Affidavits”);

(v)               A Lock-up Agreement duly executed by any of the shareholders of Maslow as required pursuant to Section 2.15(a);

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(vi)             The Joinder Agreement, duly executed by each New Shareholder; Mr. Doki, and Ms. Valleru and Maslow; and

(vii)          such other documents as Reliability may reasonably request for the purpose of evidencing the accuracy of any of Maslow’s or the Shareholders’ representations and warranties; evidencing the performance by Maslow or the Shareholders, or the compliance by Maslow or the Shareholders, in each case as applicable, with any covenant or obligation required to be performed or complied with by Maslow or the Shareholders; or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b)               Reliability shall deliver to the Exchange Agent the Merger Consideration pursuant to Section 2.07.

(c)               Reliability shall deliver to Maslow:

(i)                 The Statement of Merger, duly executed by an authorized officer of the Merger Sub and Reliability;

(ii)              a certificate, dated the Closing Date, signed by a duly authorized officer of Reliability and Mr. Eberwein, in form and substance reasonably acceptable to Maslow, certifying (i) that each of the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d) have been satisfied; and (ii) (A) attaching and certifying copies of the resolutions or written consents of each of the Reliability Board, the Merger Sub Board, Reliability as the sole stockholder of Merger Sub, and by the governing bodies, members, managers, general partners or other applicable persons or bodies of each member of the Agreement Counterparties, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, as applicable, (B) certifying the name, title and true signature of each officer of Reliability, Merger Sub and each member of the Agreement Counterparties executing or authorized to execute this Agreement, the Transaction Documents, as applicable, and such other documents, instruments and certifications required or contemplated hereby or thereby, and (C) attaching and certifying (1) a true, correct and complete copy of the Articles of Incorporation of Reliability certified by the Secretary of State of the State of Texas, (2) By-laws of Reliability, (3) a certificate of good standing and legal existence for Reliability issued by the Secretary of State of the State of Texas and each jurisdiction in which Reliability is licensed or qualified to conduct business as a foreign entity; (4) a true, correct and complete copy of the Articles of Incorporation of Merger Sub certified by the Secretary of State of the State of Virginia, (5) By-laws of Merger Sub, and (6) a certificate of good standing and legal existence issued by the Secretary of State of the State of Virginia for Merger Sub;

(iii)            the resignations of the directors and officers of Reliability, in form and substance required by Reliability, duly executed by the resigning directors and officers of Reliability, to the extent and as required by Section 2.15(c) and Section 2.15(d);

(iv)             written evidence of the termination of any and all stockholder, voting, buy-sell or similar agreements by and among Reliability any of its shareholders, which shall be effective as of the Closing;

(v)               Duly countersigned copies of the Lock-Up Agreements delivered by Maslow pursuant to Section 2.16(a)(v); and

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(vi)             The Registration Rights Agreement, duly executed by Reliability, Mr. Eberwein and any other Persons with whom a Registration Rights Agreement is entered into pursuant to Section 2.15(b).

Section 2.17       Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The Parties agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

Section 2.18       Re-Domestication and Change of Name. Following the Closing, Reliability may undertake such actions as necessary to (i) re-domesticate Reliability such that Reliability is a Delaware corporation, pursuant to the applicable provisions of the TBOC and the Delaware General Corporation Law; and (ii) change its name to “The Maslow Media Group, Inc.” or such other name as determined by the Reliability Board.

Article III Maslow Representations and Warranties

Except as set forth in the correspondingly numbered Section of the Maslow Disclosure Schedules, Maslow represents and warrants to Reliability, Merger Sub and Mr. Eberwein that the statements contained in this Article III are true and correct.

Section 3.01       Organization, Authority and Qualification of Maslow. Maslow is a corporation duly organized, validly existing and in good standing under the Laws of the State of Virginia and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Maslow or reasonably be expected to prevent, materially impair or materially delay Maslow’s ability to consummate the Contemplated Transactions. Maslow is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Maslow or reasonably be expected to prevent, materially impair or materially delay Maslow’s ability to consummate the Contemplated Transactions. All corporate actions taken by Maslow in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Maslow has delivered to Reliability copies of the Organizational Documents of Maslow. Maslow is not in default or in violation of any of its Organizational Documents.

Section 3.02       Capitalization.

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(a)               The authorized capital stock of Maslow consists of 2,000 shares of common stock, $1.00 par value per share (the “Maslow Common Stock”), of which 1,620.80 shares are issued and outstanding, provided that the Parties acknowledge and agree that, prior to the Closing, Maslow intends issue additional Equity Securities or Derivatives as set forth in the Maslow Capitalization Table (as defined below), and as contemplated by Section 6.10, and this Section 3.02(a) shall be deemed automatically updated as a result thereof. All of the shares of Maslow Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Shareholders, free and clear of all Encumbrances. The capitalization of Maslow as of the Effective Date is as set forth on the capitalization table of Maslow dated the Effective Date, in the section thereof noted as being correct as of the Effective Date, and delivered by Reliability to Maslow on the Effective Date (the “Maslow Capitalization Table”).

(b)               All of the shares of Maslow Common Stock were issued in compliance with applicable Laws. None of the shares of Maslow Common Stock were issued in violation of any agreement, arrangement or commitment to which Maslow is a party or is subject to or in violation of any preemptive or similar rights of any Person, and no Person has any pre-emptive rights or similar rights to purchase or receive any Equity Securities in Maslow.

(c)               There are no outstanding or authorized Derivatives. Maslow does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Maslow Common Stock.

Section 3.03       No Subsidiaries. Maslow does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.04       Enforceability and Authority; No Conflicts; Consents.

(a)               Subject to the receipt of the approval of the shareholders of Maslow as referenced in Article VII, this Agreement has been duly executed and delivered by Maslow and constitutes the legal, valid, and binding obligation of Maslow, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by Maslow, each Transaction Document will constitute the legal, valid, and binding obligation of Maslow, enforceable against Maslow in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Maslow has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and each Transaction Document to which it is a party.

(b)               Neither the execution and delivery of this Agreement or of any of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                 contravene, conflict with, or violate (A) any Organizational Document of Maslow, or (B) any resolution adopted by Maslow Board or the Shareholders (or Persons exercising similar authority) of Maslow;

(ii)              to the Knowledge of Maslow, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which Maslow, or any assets owned or used by Maslow, could be subject;

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(iii)            contravene, conflict with, violate, result in the loss of any benefit to which Maslow is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by Maslow or that otherwise relates to the business of, or any assets owned or used by, Maslow, except to the extent that the forgoing would not cause a Material Adverse Effect on Maslow;

(iv)             cause Reliability or Maslow to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect on Maslow;

(v)               to the Knowledge of Maslow, cause any assets owned or used by Maslow to be reassessed or revalued by any Governmental Authority;

(vi)             breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which Maslow is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on Maslow;

(vii)          result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by Maslow; or

(viii)        result in, or give any other Person the right or option to cause or declare: (A) a loss of any Maslow Owned Intellectual Property, (B) the release, disclosure, or delivery of any Maslow Owned Intellectual Property by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license, Encumbrance, or other right or interest under, to, or in any Maslow Owned Intellectual Property.

(c)               Maslow is not required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, or in order to be able to continue the business of the Surviving Corporation following the Closing in substantially the same manner as conducted by Maslow prior to the Closing.

Section 3.05       Maslow Financial Statements. Complete copies of Maslow’s financial statements consisting of the audited balance sheet and profit and loss statement of Maslow as at December 31 in each of the years 2018 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Maslow Financial Statements”) have been provided to Reliability as well as unaudited statements reviewed by Maslow’s auditor through June 30, 2019. The Maslow Financial Statements are based on the books and records of Maslow, and fairly present the financial condition of Maslow as of the respective dates they were prepared and the results of the operations of Maslow for the periods indicated, in all material respects.

Section 3.06       Undisclosed Liabilities. Maslow has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable (individually, a “Liability,” and collectively, the “Liabilities”), except (a) those which are adequately reflected or reserved against in the Maslow Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business since the date of the Maslow Financial Statements and which are not, individually or in the aggregate, material in amount.

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Section 3.07       Absence of Certain Changes, Events and Conditions. Since the date of the Maslow Financial Statements there has not been, with respect to Maslow, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maslow;

(b)               amendment of the charter, by-laws or other Organizational Documents of Maslow;

(c)               split, combination or reclassification of any shares of Maslow’s capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of Maslow’s capital stock;

(e)               declaration or payment of any dividends or distributions on or in respect of any of Maslow’s capital stock or redemption, purchase or acquisition of Maslow’s capital stock;

(f)                material change in any method of accounting or accounting practice of Maslow, except as disclosed in the notes to the Maslow Financial Statements;

(g)               material change in Maslow’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract by Maslow;

(i)                 incurrence, assumption or guarantee of any material indebtedness by Maslow for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j)                 transfer, assignment, sale or other disposition by Maslow of any material amount of assets shown or reflected in the Maslow Financial Statements or cancellation of any material debts or material entitlements;

(k)               transfer, assignment or grant of any license or sublicense by Maslow of any rights under or with respect to any Maslow Owned Intellectual Property;

(l)                 material damage, material destruction or loss (whether or not covered by insurance) to Maslow’s property, except for ordinary wear and tear;

(m)             any capital investment by Maslow in, or any loan to, any other Person;

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(n)               acceleration, termination, modification to or cancellation of any Material Contract to which Maslow is a party or by which it is bound;

(o)               any single capital expenditures by Maslow in excess of $5,000 and total capital expenditures made in the Ordinary Course of Business not in excess of $30,000;

(p)               imposition of any Encumbrance upon any of Maslow properties, capital stock or assets, tangible or intangible other than as permitted herein;

(q)               (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of Maslow’s employees, officers, directors, independent contractors or consultants, other than as previously provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of Maslow or any termination of any employees of Maslow other than in the Ordinary Course of Business, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any of Maslow’s employee, officer, director, independent contractor or consultant other than for any results of this Agreement or the Contemplated Transactions;

(r)                adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of Maslow, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral, by Maslow, in each case other than in the Ordinary Course of Business;

(s)                any loan by Maslow to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees other than in the Ordinary Course of Business which does not result in a liability over $30,000;

(t)                 entry by Maslow into a material new line of business or abandonment or discontinuance of existing material lines of business;

(u)               other than this Agreement, adoption by Maslow of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)               purchase, lease or other acquisition of the right to own, use or lease any property or assets by Maslow for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(w)             other than this Agreement, acquisition by Maslow merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(x)               action by Maslow to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Reliability in respect of any Post-Closing Tax Period.

Section 3.08       Material Contracts. Each Maslow Material Contract is valid and binding on Maslow in accordance with its terms and is in full force and effect, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Neither Maslow nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Maslow Material Contract. To the Knowledge of Maslow, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Maslow Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Maslow Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Reliability.

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Section 3.09       Title to Assets. Maslow has good and valid title to the assets reflected in the Maslow Financial Statements or acquired thereafter, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the Maslow Financial Statements. All such properties and assets are free and clear of Encumbrances except for the Permitted Encumbrances.

Section 3.10       Legal Proceedings; Governmental Orders.

(a)               To the Knowledge of Maslow, there are no Actions pending or threatened (a) against or by Maslow affecting any of its properties or assets (or by or against the Shareholders or any Affiliate thereof and relating to Maslow); or (b) against or by Maslow, the Shareholders or any Affiliate of the Shareholders that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. To the Knowledge of Maslow, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               To the Knowledge of Maslow, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Maslow or any of its properties or assets. To the Knowledge of Maslow, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.11       Compliance with Laws; Permits.

(a)               Maslow has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)               All Permits required for Maslow to conduct its business have been obtained by it and are valid and in full force and effect, except as would not reasonably be expected to result in a Material Adverse Effect on Maslow. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. To the Knowledge of Maslow, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of Maslow.

Section 3.12       Taxes.

(a)               All Tax Returns required to be filed on or before the Closing Date by Maslow have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Maslow (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b)               Maslow has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)               No claim has been made by any taxing authority in any jurisdiction where Maslow does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Maslow.

(e)               The amount of Maslow’s Liability for unpaid Taxes for all periods ending on or before December 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Maslow Financial Statements. The amount of Maslow’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Maslow Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Maslow (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                All deficiencies asserted, or assessments made, against Maslow as a result of any examinations by any taxing authority have been fully paid.

(g)               Maslow is not a party to any Action by any taxing authority. To the Knowledge of Maslow, there are no pending or threatened Actions by any taxing authority.

(h)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Maslow.

(i)                 Maslow is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(j)                 Maslow is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(k)               No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Maslow.

(l)                 Maslow has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Maslow has no Liability for Taxes of any Person (other than Maslow) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)             Maslow has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Maslow has not taken any action that could defer a Liability for Taxes of Maslow from any Pre-Closing Tax Period to any Post-Closing Tax Period.

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(n)               Maslow is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Maslow is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)               Maslow has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)               Maslow is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)               There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Maslow under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r)                Maslow has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Maslow has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)                None of the assets of Maslow is property that Maslow is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.13       Books and Records. The minute books and stock record books of Maslow, all of which have been made available to Reliability, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The existing minute books of Maslow contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, Maslow Board and any committees of Maslow Board in all material respects. At the Closing, all of those books and records will be in the possession of Maslow.

Section 3.14       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions or any other Transaction Document based upon arrangements made by or on behalf of any of Maslow.

Section 3.15       Full Disclosure. No representation or warranty by Maslow in this Agreement and no statement contained in the Maslow Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Reliability pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.16       No Insolvency, Litigation. Fulfillment of the terms set forth herein as required to comply with the terms of this Agreement will not cause Maslow or the Shareholders to become insolvent or where previously able thereafter unable to pay its debts as they become due or continue its business following the Closing. None of Maslow nor any Shareholder is or has been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation. Litigation shall be deemed “material” if the amount at issue exceeds the lesser of $5,000 per matter or $15,000 in the aggregate.

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Article IV Reliability Parties Representations and Warranties

Except as set forth in the correspondingly numbered Section of the Reliability Disclosure Schedules or as otherwise disclosed in the SEC Reports, Reliability and Merger Sub represent and warrant to Maslow and the Shareholders that the statements contained in this Article IV are true and correct.

Section 4.01       Organization and Authority of Reliability and Merger Sub.

(a)               Reliability is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Reliability or reasonably be expected to prevent, materially impair or materially delay Reliability’s ability to consummate the Contemplated Transactions. Reliability is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Reliability or reasonably be expected to prevent, materially impair or materially delay Reliability’s ability to consummate the Contemplated Transactions. All corporate actions taken by Reliability in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The SEC Reports contain true and accurate copies of the Organizational Documents of Reliability. Reliability is not in default or in violation of any of its Organizational Documents.

(b)               Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Virginia and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Sub or reasonably be expected to prevent, materially impair or materially delay Merger Sub’s ability to consummate the Contemplated Transactions. Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Sub or reasonably be expected to prevent, materially impair or materially delay Merger Sub’s ability to consummate the Contemplated Transactions. All corporate actions taken by Merger Sub in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Merger Sub has delivered to Maslow copies of the Organizational Documents of Merger Sub. Merger Sub is not in default or in violation of any of its Organizational Documents.

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Section 4.02       Reliability and Merger Sub Capitalization.

(a)               As of the Effective Date, the authorized, issued and outstanding share capital of Reliability consists of 300,000,000 shares of common stock, no par value per share (the “Reliability Common Stock”), of which 16,914,693 shares are issued and outstanding; and no shares of preferred stock authorized or outstanding. The capitalization of Reliability as of the Effective Date is as set forth on the capitalization table of Reliability dated the Effective Date and delivered by Reliability to Maslow on the Effective Date (the “Reliability Capitalization Table”).

(b)               Immediately after the Closing the Merger Consideration and all other issued and outstanding share capital of Reliability will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(c)               Upon consummation of the Contemplated Transactions, the Shareholders shall own all of the Merger Consideration, free and clear of all Encumbrances.

(d)               All issued and outstanding shares of capital stock of Reliability, immediately prior to the Closing Date, have been duly authorized, are validly issued, fully paid and non-assessable, and have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(e)               As of the Closing Date, Reliability shall not have any outstanding options, warrants or other securities convertible into Reliability Common Stock.

(f)                The authorized, issued and outstanding share capital of Merger Sub consists of 1,000 shares of common stock, par value of $0.01 per share, of which one hundred shares are issued and outstanding and which are owned by Reliability, and 100 shares of preferred stock, par value of $0.01 per share, of which no shares are issued and outstanding.

(g)               The Parties acknowledge and agree that the representations and warranties set forth in this Section 4.02 shall be deemed automatically updated, if necessary, to reflect the completion of the matters contemplated in Section 6.01.

Section 4.03       No Subsidiaries. Other than Merger Sub, Reliability does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.04       Enforceability and Authority; No Conflicts; Consents.

(a)               Subject to the receipt of the approval of Reliability as the sole shareholder of Merger Sub as referenced in Article VII, This Agreement has been duly executed and delivered by each of Reliability and Merger Sub and constitutes the legal, valid, and binding obligation of each of Reliability and Merger Sub, enforceable against each of Reliability and Merger Sub in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by each of Reliability and Merger Sub, each Transaction Document will constitute the legal, valid, and binding obligation of each of Reliability and Merger Sub, as applicable, enforceable against each of Reliability and Merger Sub, as applicable, in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Each of Reliability and Merger Sub has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and each Transaction Document to which it is a party.

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(b)               Neither the execution and delivery of this Agreement or of any of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                 contravene, conflict with, or violate (A) any Organizational Document of Reliability or Merger Sub, or (B) any resolution adopted by the Reliability Board or the Board of Directors of Merger Sub (or Persons exercising similar authority) or any of their respective shareholders;

(ii)              to the Knowledge of Reliability, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which Reliability or Merger Sub, or any assets owned or used by Reliability or Merger Sub, could be subject;

(iii)            contravene, conflict with, violate, result in the loss of any benefit to which either Reliability or Merger Sub is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by Reliability or Merger Sub or that otherwise relates to the business of, or any assets owned or used by, Reliability or Merger Sub, except to the extent that the forgoing would not cause a Material Adverse Effect on either Reliability or Merger Sub;

(iv)             cause Reliability or Maslow or the Surviving Corporation to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect on Reliability or Maslow or the Surviving Corporation;

(v)               to the Knowledge of Reliability, cause any assets owned or used by Reliability or Merger Sub to be reassessed or revalued by any Governmental Authority;

(vi)             breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which Reliability or Merger Sub is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on either Reliability or Merger Sub;

(vii)          result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by Reliability or Merger Sub; or

(viii)        result in, or give any other Person the right or option to cause or declare: (A) a loss of any Reliability Owned Intellectual Property, (B) the release, disclosure, or delivery of any Reliability Owned Intellectual Property by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license, Encumbrance, or other right or interest under, to, or in any Reliability Owned Intellectual Property.

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(c)               Other than the receipt of the approval of the Reliability as the sole shareholder of Merger Sub, which has been obtained prior to the Effective Date, neither Reliability or Merger Sub is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, or in order to be able to continue the business of Reliability or the Surviving Corporation following the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.05       Reliability Financial Statements. Complete copies of Reliability’s financial statements consisting of the balance sheet of Reliability as at December 31 in each of the years 2018 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Reliability Financial Statements”) are included in the SEC Reports. The Reliability Financial Statements are based on the books and records of Reliability, and fairly present the financial condition of Reliability as of the respective dates they were prepared and the results of the operations of Reliability for the periods indicated, in all material respects.

Section 4.06       Undisclosed Liabilities. Reliability has no Liabilities, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable, except (a) those which are adequately reflected or reserved against in the Reliability Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business since the date of the Reliability Financial Statements and which are not, individually or in the aggregate, material in amount.

Section 4.07       Absence of Certain Changes, Events and Conditions. Other than as set forth in the SEC Reports or as contemplated by this Agreement or Transaction Documents, since the date of the Reliability Financial Statements, and other than in the Ordinary Course of Business, there has not been, with respect to Reliability, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Reliability or Merger Sub;

(b)               amendment of the charter, by-laws or other Organizational Documents of Reliability or Merger Sub;

(c)               split, combination or reclassification of any shares of the capital stock of Reliability or Merger Sub;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of Reliability or Merger Sub;

(e)               declaration or payment of any dividends or distributions on or in respect of any of the capital stock of Reliability or Merger Sub or redemption, purchase or acquisition of the capital stock Reliability or Merger Sub;

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(f)                material change in any method of accounting or accounting practice of Reliability or Merger Sub, except as disclosed in the notes to the Reliability Financial Statements;

(g)               material change in Reliability’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract;

(i)                 incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j)                 transfer, assignment, sale or other disposition of any material amount of assets shown or reflected in the Reliability Financial Statements or cancellation of any material debts or material entitlements;

(k)               transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Reliability Owned Intellectual Property;

(l)                 material damage, material destruction or loss (whether or not covered by insurance) to property of Reliability or Merger Sub, except for ordinary wear and tear;

(m)             any capital investment by Reliability or Merger Sub in, or any loan to, any other Person;

(n)               acceleration, termination, modification to or cancellation of any Material Contract to which Reliability or Merger Sub is a party or by which it is bound;

(o)               any capital expenditures by Reliability or Merger Sub in excess of $5,000;

(p)               imposition of any Encumbrance upon any of Reliability’s or Merger Sub’s properties, capital stock or assets, tangible or intangible;

(q)               (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of Reliability’s or Merger Sub’s employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees of Reliability or Merger Sub, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant of Reliability or Merger Sub;

(r)                adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of Reliability or Merger Sub, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral, involving Reliability or Merger Sub;

(s)                any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of Reliability’s or Merger Sub’s stockholders, directors, officers and employees;

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(t)                 entry into a material new line of business or abandonment or discontinuance of existing material lines of business by Reliability or Merger Sub;

(u)               adoption by Reliability or Merger Sub of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against either Reliability or Merger Sub under any similar Law;

(v)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business, in each case by or with respect to Reliability or Merger Sub;

(w)             acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by Reliability or Merger Sub; or

(x)               action by Reliability or Merger Sub to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Reliability in respect of any Post-Closing Tax Period.

Section 4.08       Material Contracts. Each Reliability Material Contract is valid and binding on Reliability in accordance with its terms and is in full force and effect, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Neither Reliability nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Reliability Material Contract. To the Knowledge of Reliability, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Reliability Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Reliability Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Reliability.

Section 4.09       Title to Assets. Reliability has good and valid title to assets reflected in the Reliability Financial Statements or acquired thereafter, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the Reliability Financial Statements. All such properties and assets are free and clear of Encumbrances except for the Permitted Encumbrances.

Section 4.10       Legal Proceedings; Governmental Orders.

(a)               To the Knowledge of Reliability, there are no Actions pending or threatened (a) against or by Reliability affecting any of its properties or assets; or (b) against or by Reliability, that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. To the Knowledge of Reliability, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b)               To the Knowledge of Reliability, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Reliability or any of its properties or assets. To the Knowledge of Reliability, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.11       Compliance with Laws; Permits.

(a)               Reliability and Merger Sub have complied in all material respects, and are now complying in all material respects, with all Laws applicable to either of them or their business, properties or assets, including being current in all of Reliability’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and neither Reliability nor Merger Sub is in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

(b)               All material Permits required for Reliability to conduct its business have been obtained by it and are valid and in full force and effect, except as would not reasonably be expected to result in a Material Adverse Effect on Reliability. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. To the Knowledge of Reliability, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of Reliability.

(c)               No order suspending the effectiveness of any registration statement of Reliability under the Securities Act or the Exchange Act has been issued by the SEC and, to Reliability’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

(d)               Neither Reliability nor Merger Sub is and has not been, and the present officers, directors and affiliates of Reliability and Merger Sub are not and have not, been the subject of, nor does any officer or director of Reliability or Merger Sub have any reason to believe that Reliability or Merger Sub or any of their respective officers, directors or affiliates regarding Reliability or the Merger Sub will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws related to Reliability or Merger Sub.

(e)               Neither Reliability nor Merger Sub has, and present officers, directors and affiliates of Reliability and Merger Sub have not, been the subject of, nor does any officer or director of Reliability or Merger Sub have any reason to believe that Reliability or Merger Sub or any of their respective officers, directors or affiliates regarding Reliability or the Merger Sub will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency related to Reliability or Merger Sub.

Section 4.12       Taxes.

(a)               All Tax Returns required to be filed on or before the Closing Date by Reliability or Merger Sub have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Reliability or Merger Sub (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b)               Reliability has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)               No claim has been made by any taxing authority in any jurisdiction where Reliability or Merger Sub does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Reliability or Merger Sub, other than for the year ended December 31, 2018.

(e)               The amount of Reliability’s and Merger Sub’s Liability for unpaid Taxes for all periods ending on or before December 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Reliability Financial Statements. The amount of Reliability’s and Merger Sub’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Reliability Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Reliability (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                All deficiencies asserted, or assessments made, against Reliability or Merger Sub as a result of any examinations by any taxing authority have been fully paid.

(g)               Neither Reliability nor Merger Sub is a party to any Action by any taxing authority. To the Knowledge of Reliability, there are no pending or threatened Actions by any taxing authority.

(h)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Reliability or Merger Sub.

(i)                 Neither Reliability nor Merger Sub is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(j)                 Neither Reliability nor Merger Sub is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(k)               No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Reliability or Merger Sub.

(l)                 Neither Reliability nor Merger Sub has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither Reliability nor Merger Sub has any Liability for Taxes of any Person (other than Reliability or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)             Neither Reliability nor Merger Sub is has agreed to make, nor are either of them required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither Reliability nor Merger Sub is has taken any action that could defer a Liability for Taxes of Reliability or Merger Sub from any Pre-Closing Tax Period to any Post-Closing Tax Period.

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(n)               Neither Reliability nor Merger Sub is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither Reliability nor Merger Sub is, nor have either Reliability or Merger Sub been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)               Neither Reliability nor Merger Sub has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)               Neither Reliability nor Merger Sub is, and each of them have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)               There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Reliability or Merger Sub under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r)                Neither Reliability nor Merger Sub has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither Reliability nor Merger Sub has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)                None of the assets of Reliability or Merger Sub is property that either Reliability or Merger Sub is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 4.13       Books and Records. Since 2015, the minute books and stock record books of Reliability and Merger Sub, all of which have been made available to Maslow, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The existing minute books of Reliability and Merger Sub contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Reliability Board, the Board of Directors of Merger Sub and any committees of the Reliability Board or the Board of Directors of Merger Sub in all material respects. At the Closing, all of those books and records will be in the possession of Reliability. Notwithstanding the immediately foregoing statement Mr. Eberwein and his Affiliates shall be permitted to copies of items in order to comply with internal retention and reporting policies.

Section 4.14       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions or any other Transaction Document based upon arrangements made by or on behalf of Reliability or Merger Sub.

Section 4.15       No Insolvency; Litigation. The payment of the Merger Consideration and the other amounts as set forth herein as required to comply with the terms of this Agreement will not cause Reliability to become insolvent or where previously able thereafter unable to pay its debts as they become due or continue its business following the Closing. Neither Reliability nor Merger Sub is or has been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation. Litigation shall be deemed “material” if the amount at issue exceeds the lesser of $5,000 per matter or $15,000 in the aggregate.

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Section 4.16       Full Disclosure. No representation or warranty by Reliability or Merger Sub in this Agreement and no statement contained in the Reliability Disclosure Schedules or any certificate or other document furnished or to be furnished to Maslow or the Shareholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V Other Parties Representations and Warranties

Each of Mr. Eberwein, Mr. Doki, and Ms. Valleru (each, a “Representing Party”) represent and warrant to each other Party that the statements contained in this Article V are true and correct as with respect to such Representing Party.

Section 5.01       Organization and Authority. Such Representing Party is an individual or is an entity duly organized, validly existing and in good standing under the Laws of the State of its organization, as applicable, and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Representing Party or reasonably be expected to prevent, materially impair or materially delay such Representing Party’s ability to consummate the Contemplated Transactions. Such Representing Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Representing Party or reasonably be expected to prevent, materially impair or materially delay Reliability or Maslow’s ability to consummate the Contemplated Transactions. All actions taken by such Representing Party in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. If it is an entity, such Representing Party is not in default or in violation of any of its Organizational Documents.

Section 5.02       Enforceability and Authority; No Conflicts; Consents.

(a)               This Agreement has been duly executed and delivered by such Representing Party and constitutes the legal, valid, and binding obligation of each of each of such Representing Party, enforceable against such Representing Party in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by such Representing Party, each Transaction Document will constitute the legal, valid, and binding obligation of such Representing Party enforceable against such Representing Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Such Representing Party has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and each Transaction Document to which it is a party.

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(b)               Neither the execution and delivery of this Agreement or of any of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                 contravene, conflict with, or violate (A) any Organizational Document of such Representing Party, or (B) any resolution adopted by the Board of Directors of such Representing Party (or Persons exercising similar authority) or any of their respective shareholders; or

(ii)              to the Knowledge of such Representing Party, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which such Representing Party, or any assets owned or used by Reliability or Merger Sub, could be subject.

(c)               Such Representing Party is not required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, or where such Representing Party is required to give notice or obtain Consent, such Representing Party has duly provided notice and obtained Consent, if required, prior to the Effective Date.

Section 5.03       Investment Purpose. The representations in this Section 5.03 are being given by the Shareholders alone. The Shareholders are acquiring the Merger Consideration solely for their respective own accounts for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Shareholder acknowledges that the shares of Reliability Common Stock constituting the Merger Consideration are not registered under the Securities Act or any state securities laws, and that Reliability Common Stock constituting the Merger Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions or any other Transaction Document based upon arrangements made by or on behalf of such Representing Party.

Section 5.05       Full Disclosure. No representation or warranty by such Representing Party in this Agreement and no statement contained in the any certificate or other document furnished or to be furnished by such Representing Party pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Article VI Covenants and Agreements

Section 6.01       Reliability Actions Prior to the Closing The Parties acknowledge and agree that, following the Effective Date and prior to the Closing, Reliability shall undertake the following actions:

(a)               Reliability shall undertake such actions as required to effect the Debt Conversion, pursuant to agreements and documents as reasonably acceptable to Reliability, Mr. Eberwein and Maslow.

(b)               As soon as reasonably practicable following the Effective Date, Reliability shall file a Schedule 14F-1 with the United States Securities and Exchange Commission, the reasonable cost of which may be properly accrued and assumed by the Surviving Corporation, subject to the $20,000 total limitation in Section 10.01(b). The Parties acknowledge that legal counsel for Maslow shall prepare the 14F-1 for Reliability’s approval, and that the costs of such counsel shall be included in such $20,000 limitation.

Section 6.02       Maslow Parties No-Shop.

(a)               From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, (i) the Shareholders shall not, (ii) Maslow shall not, and (iii) the Shareholders and Maslow shall cause the Representatives of Maslow and the Representatives of the Shareholders not to, directly or indirectly:

(i)                 solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Maslow or Acquisition Inquiry with respect to Maslow;

(ii)              furnish any non-public information regarding Maslow or Reliability to any Person who has made an Acquisition Proposal with respect to Maslow or an Acquisition Inquiry with respect to Maslow;

(iii)            engage in discussions or negotiations with any Person who has made an Acquisition Proposal or Acquisition Inquiry with respect to Maslow (other than discussions in the Ordinary Course of Business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)             approve, endorse or recommend an Acquisition Proposal with respect to Maslow or Acquisition Inquiry with respect to Maslow;

(v)               withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Contemplated Transactions; or

(vi)             enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to Maslow.

(b)               From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, Maslow shall not, and the Shareholders shall ensure that the Maslow Board shall not, (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to Maslow, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal with respect to Maslow, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Maslow to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to Maslow.

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(c)               Maslow shall promptly, within 36 hours, advise Reliability orally and in writing of any Acquisition Proposal with respect to Maslow or Acquisition Inquiry with respect to Maslow (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date and ending upon the Closing or the termination of this Agreement in accordance with its terms. Maslow shall keep Reliability reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)               The Shareholders and Maslow shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal with respect to Maslow or Acquisition Inquiry with respect to Maslow proposed on or prior to the Effective Date. Maslow and the Shareholders acknowledge and agree that any actions taken by or at the direction of a Representative of the Shareholders or Maslow that, if taken by the Shareholders or Maslow, would constitute a breach or violation of this Section 6.02 will be deemed to constitute a breach and violation of this Section 6.02 by the Shareholders or Maslow, as applicable.

Section 6.03       Reliability Parties No-Shop and Additional Agreements.

(a)               Any references in this Section 6.03 to Reliability shall be deemed a reference to Reliability, Merger Sub, Mr. Eberwein and each of their respective Affiliates. From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, (i) Reliability shall not, and (ii) Reliability shall cause the Representatives of Reliability not to, directly or indirectly:

(i)                 solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Reliability or Acquisition Inquiry with respect to Reliability;

(ii)              furnish any non-public information regarding Reliability to any Person who has made an Acquisition Proposal with respect to Reliability or an Acquisition Inquiry with respect to Reliability;

(iii)            engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Reliability or Acquisition Inquiry with respect to Reliability (other than discussions in the Ordinary Course of Business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)             approve, endorse or recommend any Acquisition Proposal with respect to Reliability or Acquisition Inquiry with respect to Reliability;

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(v)               withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Contemplated Transactions; or

(vi)             enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to Reliability.

(b)               From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, Reliability Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to Reliability, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to Reliability, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Reliability to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to Reliability.

(c)               Reliability shall promptly, within 36 hours, advise Maslow orally and in writing of any Acquisition Proposal or Acquisition Inquiry related to Reliability (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. Reliability shall keep Maslow reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry relating to Reliability (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)               Reliability shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Reliability proposed on or prior to the Effective Date. Reliability acknowledges and agree that any actions taken by or at the direction of a Representative of Reliability that, if taken by Reliability, would constitute a breach or violation of this Section 6.02 will be deemed to constitute a breach and violation of this Section 6.02 by Reliability.

Section 6.04       Books and Records. In order to facilitate the resolution of any claims made against or incurred by any Party, or for any other reasonable purpose, for a period of five (5) years after the Closing, Reliability shall retain the books and records (including personnel files) of Maslow, the Surviving Corporation and Reliability relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Maslow or regarding Reliability in a manner consistent with prior practice; and upon reasonable notice, afford the Representatives of a Party reasonable access (including the right to make, at such Party’s expense, photocopies), during normal business hours, to such books and records. No Party shall be obligated to provide any other Party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05       Affirmative Covenants.

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(a)               Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as Reliability shall otherwise consent in writing in advance, Maslow and the Shareholders will, and the Shareholders shall cause Maslow and each of their Representatives to:

(i)                 conduct the business of Maslow only in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of Maslow, preserve intact the current business organization of Maslow, and maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with Maslow;

(ii)              provide Reliability and its Representatives and agents reasonable access to the books and financial records of Maslow at any time during normal business hours prior to the Closing Date, at Reliability’s sole cost and expense, to perform any inspections or evaluations and, upon receiving from Maslow reasonable advance notice, observe any meetings of management of Maslow and its boards of directors which Reliability reasonably deems necessary or appropriate, other than any such meetings or portions thereof which relate to this Agreement or Contemplated Transactions;

(iii)            furnish to Reliability true, correct and complete copies of all records, documentation and other information in its possession as Reliability may reasonably request concerning Maslow or Maslow Common Stock;

(iv)             permit Reliability to, without any obligation to do so, contact any Governmental Authority about any Governmental Authorizations or Requirements of Law concerning Maslow;

(v)               cause all Contracts to which Maslow is a party to be performed to the extent required to be performed as of the Closing Date in full;

(vi)             cooperate with Reliability with respect to all filings, permits or consents that Reliability elects to make or obtain or is required by Requirements of Law or other Persons to make or obtain in connection with the Contemplated Transactions; and

(vii)          provide notice to Reliability as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of Maslow; and

(viii)        use commercially reasonable efforts to cause the conditions precedent in Article VII to be satisfied.

(b)               Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as Maslow shall otherwise consent in writing in advance, Reliability and Merger Sub shall, and Mr. Eberwein cause Reliability and Merger Sub to:

(i)                 conduct the business of Reliability only in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of Reliability, preserve intact the current business organization of Reliability, and maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with Reliability;

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(ii)              provide Maslow and its Representatives and agents reasonable access to the books and financial records of Reliability at any time during normal business hours prior to the Closing Date, at Maslow’s sole cost and expense, to perform any inspections or evaluations and, upon receiving from Reliability reasonable advance notice, observe any meetings of management of Reliability and its boards of directors which Maslow reasonably deems necessary or appropriate, other than any such meetings or portions thereof which relate to this Agreement or Contemplated Transactions;

(iii)            furnish to Maslow true, correct and complete copies of all records, documentation and other information in its possession as Maslow may reasonably request concerning Reliability or Reliability Common Stock;

(iv)             permit Maslow to, without any obligation to do so, contact any Governmental Authority about any Governmental Authorizations or Requirements of Law concerning Reliability;

(v)               cause all Contracts to which Reliability is a party to be performed to the extent required to be performed as of the Closing Date in full;

(vi)             cooperate with Maslow with respect to all filings, permits or consents that Maslow is required by Requirements of Law or other existing contractual obligation to make or obtain in connection with the Contemplated Transactions; and

(vii)          provide notice to Maslow as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of Reliability; and

(viii)        use commercially reasonable efforts to cause the conditions precedent in Article VII to be satisfied.

Section 6.06       Negative Covenants.

(a)               Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as Reliability shall otherwise consent in writing in advance, Maslow and the Shareholders will not, and the Shareholders shall cause Maslow and each of their Representatives not to, directly or indirectly:

(i)                 Amend existing insurance coverage applicable to Maslow so long as such insurance is available at commercially reasonable rates;

(ii)              dispose of any individual capital asset, and will not incur, create or assume any Lien on any individual capital asset, in each case with a value in excess of $10,000, and provided that such disposition will not materially impact the operation of the business of Maslow or result in a Material Adverse Effect on Maslow or the Surviving Corporation;

(iii)            take any action which could be reasonably expected to prevent or materially delay the consummation of the Contemplated Transactions;

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(iv)             enter into any new material line of business;

(v)               commit to any material capital expenditure other than in the Ordinary Course of Business;

(vi)             Other than as disclosed herein or as contemplated in Section 6.10, (1) issue, authorize or propose the issuance of any capital stock of Maslow, (2) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (3) make any distribution of, or directly or indirectly repurchase, redeem or otherwise acquire, any capital stock of Maslow;

(vii)          amend any of the Organizational Documents of Maslow;

(viii)        make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of Maslow, or engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

(ix)             enter into any Contract that, if such contract had been in effect on the Effective Date, would have been a Material Contract, amend or terminate any Material Contract or waive or cancel any material right thereunder, other than in the Ordinary Course of Business;

(x)               sell, lease or otherwise transfer, or create or incur any lien on the assets, securities, property, interests or businesses of Maslow other than in the Ordinary Course of Business;

(xi)             create, incur, or assume any Indebtedness or trade debt outside of the Ordinary Course of Business;

(xii)          change any method of accounting or accounting practice or accounting policy used by Maslow, other than such changes required by GAAP or Requirements of Law;

(xiii)        settle or compromise any material claims against Maslow;

(xiv)         make, revoke or change any Tax election, file any amended Tax Returns, settle or compromise any Tax liability or surrender any refund, waive any statute of limitations with respect to assessment of any Tax or incur any Tax liability outside of the Ordinary Course of Business in each case other than as required by any Requirements of Law;

(xv)           acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(xvi)         agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

(b)               Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as Maslow shall otherwise consent in writing in advance, Reliability will not, and Mr. Eberwein shall cause Reliability and each of their Representatives not to, directly or indirectly:

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(i)                 Amend existing liability coverage provided to Mr. Eberwein as applicable to Reliability or Merger Sub so long as such coverage does not extend beyond that for other similarly situated companies engaged in similar transactions as those contemplated by this Agreement, and Reliability has informed Maslow of such amendment prior to it being completed;

(ii)              dispose of any individual capital asset, and will not incur, create or assume any Lien on any individual capital asset, in each case with a value in excess of $20,000, and provided that such disposition will not materially impact the operation of the business of Reliability or result in a Material Adverse Effect on Reliability;

(iii)            take any action which could be reasonably expected to prevent or materially delay the consummation of the Contemplated Transactions;

(iv)             enter into any new material line of business or commit to any material capital expenditure outside of the Ordinary Course of Business;

(v)               (1) issue, authorize or propose the issuance of any capital stock of Reliability or Merger Sub, (2) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (3) make any distribution of, or directly or indirectly repurchase, redeem or otherwise acquire, any capital stock of Reliability or Merger Sub;

(vi)             amend any of the Organizational Documents of Reliability or Merger Sub;

(vii)          make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of Reliability, or engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

(viii)        enter into any Contract that, if such contract had been in effect on the Effective Date, would have been a Material Contract, amend or terminate any Material Contract or waive or cancel any material right thereunder, other than in the Ordinary Course of Business;

(ix)             sell, lease or otherwise transfer, or create or incur any lien on the assets, securities, property, interests or businesses of Reliability other than in the Ordinary Course of Business;

(x)               create, incur, or assume any Indebtedness or trade debt outside of the Ordinary Course of Business;

(xi)             change any method of accounting or accounting practice or accounting policy used by Reliability or Merger Sub, other than such changes required by GAAP or Requirements of Law;

(xii)          settle or compromise any material claims against Reliability or Merger Sub;

(xiii)        make, revoke or change any Tax election, file any amended Tax Returns, settle or compromise any Tax liability or surrender any refund, waive any statute of limitations with respect to assessment of any Tax or incur any Tax liability outside of the Ordinary Course of Business in each case other than as required by any Requirements of Law;

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(xiv)         acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(xv)           agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

Section 6.07       Confidentiality.

(a)               Other than as may be required by applicable Law, from and after the Closing, Maslow and the Shareholders shall, and shall cause each of their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Maslow and/or Reliability, except to the extent that Maslow or the Shareholders, as applicable, can show that such information (a) is generally available to and known by the public through no fault of Maslow or the Shareholders, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Maslow or the Shareholders, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by Reliability or its Affiliates. If Maslow, the Shareholders or any of their respective Affiliates or their respective Representatives are compelled to disclose any information referenced in this Section 6.07(a) by judicial or administrative process or by other requirements of Law, Maslow or the Shareholders, as applicable, shall promptly notify Reliability in writing and shall disclose only that portion of such information which Maslow or the Shareholders, as applicable, is advised by its counsel in writing is legally required to be disclosed, provided that Maslow or the Shareholders, as applicable, shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)               Other than as may be required by applicable Law, from and after the Closing, Reliability shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Maslow, the Shareholders, and Reliability except to the extent that Reliability can show that such information (a) is generally available to and known by the public through no fault of Reliability, or any of its Affiliates or Representatives; (b) is lawfully acquired by Reliability or any of its Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by Maslow, the Shareholders or their respective Affiliates. If Reliability or its Affiliates or Representatives are compelled to disclose any information referenced in this Section 6.07(b) by judicial or administrative process or by other requirements of Law, Reliability shall promptly the Shareholders and Maslow in writing and shall disclose only that portion of such information which Reliability is advised by its counsel in writing is legally required to be disclosed, provided that Reliability shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.08       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement, provided, however, that the Parties acknowledge and agree that (i) Reliability may file a Form 8-K, and any other filings required under Law and (ii) Mr. Eberwein and his Affiliates may file a Form 13D amendment and any other filings required under Law with the Securities and Exchange Commission and any other governmental agency or body regarding the Contemplated Transactions, and may attach this Agreement thereto.

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Section 6.09       Tax Covenants.

(a)               Without the prior written consent of Reliability, Maslow shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Reliability or Maslow in respect of any Post-Closing Tax Period. Maslow and the Shareholders agree that Reliability is to have no liability for any Tax resulting from any action of the Shareholders, its Affiliates or any of their respective Representatives or, prior to the Closing, Maslow, and agree to indemnify and hold harmless Reliability (and, after the Closing Date, Maslow) against any such Tax or reduction of any Tax asset.

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Shareholders when due. The Shareholder shall, at their own respective expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Reliability shall cooperate with respect thereto as necessary).

Section 6.10       Additional Shareholders. In the event that, prior to the Closing, Maslow has issued any Equity Securities or any Derivatives of Maslow as set forth in Section 3.02(a) and in the Maslow Capitalization Table, then, with respect to any recipient thereof who has who has beneficial ownership (as determined in accordance with the rules under the Exchange Act) of in excess of 10% of the issued and outstanding shares of Maslow Common Stock following such issuance (each, a “New Shareholder”), at the Closing, Maslow shall obtain from such New Shareholder a written joinder agreement wherein such New Shareholder agrees to join this Agreement for the purposes of Article IX and Article X, in form and substance as reasonably acceptable to Reliability and Maslow (the “Joinder Agreements”). Any such New Shareholder shall also be required to deliver a Lock-Up Agreement at the Closing as set forth in Section 2.15(a). In the event that there are any New Shareholders as of the Closing, such New Shareholders shall be deemed “Shareholders” for purposes of Article II.

Section 6.11       Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

Article VII Conditions to Closing

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Section 7.01       Conditions to Reliability’s and Merger Sub’s Obligations to Close. The obligations of Reliability and Merger Sub to consummate the Contemplated Transactions shall be subject to the fulfillment or written waiver by Reliability, in its sole discretion, on or prior to the Closing Date, of each of the following conditions:

(a)               All of the representations and warranties of Maslow and the Shareholders contained in this Agreement shall be true and correct in all material respects, other than Section 3.02 (Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b)               Each of Maslow and the Shareholders shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by the Shareholders or Maslow under this Agreement at or prior to the Closing Date.

(c)               There shall not have been any Material Adverse Effect on Maslow.

(d)               No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

(e)               Maslow shall have delivered to Reliability the executed certificates, instruments and items required by Section 2.16(a).

(f)                There must not have been commenced by any Person any Proceeding asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of Maslow Common Stock, or (b) is entitled to all or any portion of the Merger Consideration.

(g)               Reliability shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by Reliability in its commercially reasonable judgment in order to consummate the Contemplated Transactions.

(h)               Maslow shall have provided to Reliability audited financial statements for Maslow and related auditor reports thereon from its existing Public Company Accounting Oversight Board-registered auditors which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

(i)                 Expenses incurred and agreed to be paid by Maslow in pursuit of the contemplated transaction shall have been paid or where appropriate properly accrued for and assumed by the Surviving Corp.

(j)               Reliability, as the sole stockholder of Merger Sub, shall have approved this Agreement, the Merger and the transactions contemplated by this Agreement. The shareholders of Maslow shall have approved this Agreement, the Merger and the transactions contemplated by this Agreement, and evidence thereof shall have been provided to Reliability.

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Section 7.02       Conditions to Maslow’s and the Shareholders’ Obligations to Close. The obligations of Maslow and the Shareholders to consummate the Contemplated Transactions, shall be subject to the fulfillment or written waiver by the Maslow and the Shareholders, each in its sole discretion, on or prior to the Closing Date, of each of the following conditions:

(a)               All of the representations and warranties of Reliability, Merger Sub and Mr. Eberwein contained in this Agreement shall be true and correct in all material respects, other than Section 4.02 (Reliability and Merger Sub Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b)               Reliability, Merger Sub and Mr. Eberwein shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by Reliability, Merger Sub or Mr. Eberwein under this Agreement at or prior to the Closing Date.

(c)               Reliability shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by Maslow in its commercially reasonable judgment in order to consummate the Contemplated Transactions.

(d)               There shall not have been any Material Adverse Effect on Reliability or Merger Sub.

(e)               No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

(f)                Reliability shall have delivered to the Exchange Agent the items required by Section 2.16(b) and shall have delivered to Maslow the items required by Section 2.16(c).

(g)               Maslow and the Shareholders shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by Maslow and the Shareholders, each in its commercially reasonable judgment, in order to consummate the Contemplated Transactions.

(h)               Maslow shall have completed its due diligence review of Reliability and Merger Sub to its satisfaction in its reasonable discretion.

(i)                 The Debt Conversion shall have been completed.

(j)                 Reliability shall have no Liabilities in excess of the amount as set forth in Section 2.07(c).

(k)               Reliability, as the sole stockholder of Merger Sub, shall have approved this Agreement, the Merger and the transactions contemplated by this Agreement, and evidence thereof shall have been provided to Maslow. The shareholders of Maslow shall have approved this Agreement, the Merger and the transactions contemplated by this Agreement.

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Article VIII Default and Termination

Section 8.01       Default by Reliability. If Reliability, Merger Sub or Mr. Eberwein fails to perform any of their respective material obligations under this Agreement, or are in breach in any material respect of any representation, warranty, covenant or agreement on the part of Reliability, Merger Sub or Mr. Eberwein set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 5 Business Days after receipt of notice of such breach by Reliability, then Reliability, Merger Sub and Mr. Eberwein shall be in default hereunder (such event, a “Reliability Default”). In the event of a Reliability Default, Maslow, on behalf of Maslow and the Shareholders, shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 10.12 or (2) to terminate this Agreement pursuant to Section 8.03(d) and proceed against Reliability for payment for expenses as set forth in Section 8.04(b). This provision shall be in addition to Maslow’s and the Shareholders’ remedies under Section 9.03.

Section 8.02       Default by Maslow or the Shareholders.

If Maslow or any Shareholder fails to perform any of their respective material obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of Maslow or any Shareholder set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 5 Business Days after receipt of notice of such breach by Maslow, then Maslow and the Shareholders shall be in default hereunder (such event, a “Maslow Party Default”). In the event of a Maslow Party Default, Reliability or Mr. Eberwein shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 10.12 or (2) to terminate this Agreement pursuant to Section 8.03(c) and proceed against Maslow for payment for expenses as set forth in Section 8.04(a). This provision shall be in addition to Reliability and Mr. Eberwein’s remedies under Section 9.02.

Section 8.03       Termination. This Agreement may be terminated at any time before the Closing Date, as follows:

(a)               by mutual written consent of Maslow, the Shareholders and Reliability;

(b)               by any of Reliability, Maslow or either Shareholder, upon written notice to the other Parties, if there shall be in effect a final nonappealable order, judgment, injunction or decree entered by or with any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(c)               by Reliability, upon written notice to the other Parties, if there shall have been a Maslow Party Default;

(d)               by Maslow, upon written notice to the other Parties, if there shall have been a Reliability Default;

(e)               by Reliability, upon written notice to the other Parties, in the event that a Material Adverse Effect with respect to Maslow has occurred prior to the Closing;

(f)                by Maslow, upon written notice to the other Parties, in the event that a Material Adverse Effect with respect to Reliability or Merger Sub has occurred prior to the Closing;

(g)               by either Maslow or Reliability if the Closing has not occurred by October 31, 2019, provided, however, that the right to terminate this Agreement under this Section 8.03(g) shall not be available to (i) Maslow if, as of such time, Reliability has the right to terminate this Agreement pursuant to Section 8.03(c) or in the event that the failure of the Closing to so occur was caused by a Maslow Party Default; or (ii) Reliability if, as of such time, Maslow has the right to terminate this Agreement pursuant to Section 8.03(d) or in the event that the failure of the Closing to so occur was caused by a Reliability Default.

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Section 8.04       Termination Costs.

(a)               If this Agreement is validly terminated by Reliability pursuant to Section 8.03(c), and only in that event, then, promptly but in any event within three Business Days following such termination by Reliability, Maslow shall pay to Reliability an amount in cash equal to Reliability’s and Merger Sub’s reasonable out of pocket costs incurred with respect to the Contemplated Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by Reliability, subject to a maximum payment due hereunder of $150,000. Maslow shall indemnify the Shareholders against all liabilities and obligations they may incur or suffer under this Section 8.04(a).

(b)               If this Agreement is validly terminated by Maslow pursuant to Section 8.03(d), and only in that event, then, promptly but in any event within three Business Days following such termination by Maslow, Reliability shall pay to Maslow an amount in cash equal to Maslow’s and the Shareholders’ reasonable out of pocket costs incurred with respect to the Contemplated Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by Reliability, subject to a maximum payment due hereunder of $150,000.

(c)               Each Party acknowledges that the agreements contained in this Section 8.04 are an integral part of the Contemplated Transactions and that, without these agreements, the Parties would not enter into this Agreement. Accordingly if any Party fails to pay any amounts due pursuant to this Section 8.04 (the “First Party”), and, in order to obtain such payment, the other party (the “Second Party”) commences any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) that results in a judgment against the First Party for the amounts set forth in this Section 8.04, the First Party shall pay to the Second Party the Second Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amounts due pursuant to this Section 8.04 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)               If a Maslow Party Default occurs and Reliability elects to terminate this Agreement under Section 8.03(c), Reliability’s sole and exclusive remedy against Maslow and the Shareholders for any Losses suffered or incurred as a result of or under this Agreement or the Contemplated Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 8.04(a). Notwithstanding the forgoing sentence, the Parties agree that Reliability may elect to not terminate this Agreement pursuant to Section 8.03(c) and instead elect to enforce specific performance of this Agreement under Section 10.12 to the extent available. Notwithstanding the foregoing, the limitations on remedy stated in the first sentence of this Section 8.04(d) will apply only if Reliability elects to terminate this Agreement under Section 8.03(c) and Maslow and the Shareholders actually pay the termination costs stated in Section 8.04(a).

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(e)               If a Reliability Default occurs and Maslow elects to terminate this Agreement under Section 8.03(d), Maslow’s and the Shareholders’ sole and exclusive remedy against Reliability for any Losses suffered or incurred as a result of or under this Agreement or the Contemplated Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 8.04(b). Notwithstanding the forgoing sentence, the Parties agree that Maslow may elect to not terminate this Agreement pursuant to Section 8.03(d) and instead elect to enforce specific performance of this Agreement under Section 10.12 to the extent available. Notwithstanding the foregoing, the limitations on remedy stated in the first sentence of this Section 8.04(e) will apply only if Maslow elects to terminate this Agreement under Section 8.03(d) and Reliability actually pays the termination costs stated in Section 8.04(b).

(f)                If the Closing does not occur for any reason other than for a Maslow Party Default or a Reliability Default, the Parties acknowledge and agree that no Party shall owe to any other Party any payments for any expenses or Losses hereunder.

Section 8.05       Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than this Article VIII, Article IX and Article X) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that, except as provided in Section 8.04(d) and Section 8.04(e), any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

Article IX
Indemnification and Liability Limitations

Section 9.01       Survival; Limitations

(a)               Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that Maslow Surviving Representations and Reliability’s Surviving Representations, as defined below, shall survive the Closing for a period of three (3) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived. The representations and warranties of Maslow and the Shareholders contained in the following sections are “Maslow Surviving Representations”: Section 3.01, Section 3.02, Section 3.04 and Section 3.12. The representations and warranties of Reliability contained in the following sections are “Reliability’s Surviving Representations”: Section 4.01, Section 4.02, Section 4.04 and Section 4.12.

(b)               Covenants. All covenants and agreements of the Parties contained herein shall survive the Closing for a period of three (3) years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)               Limitations. Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

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Section 9.02       Indemnification by the Shareholders. Subject to the other terms and conditions of this Article IX, if the Closing occurs, the Shareholders, jointly and severally (collectively “Shareholders Indemnitors”) agree to indemnify Reliability, Reliability’s Affiliates, Mr. Eberwein, Mr. Eberwein’s Affiliates, and each of their respective Representatives (collectively, the “Reliability Indemnitees”) against, and agree to hold each of Reliability Indemnitees harmless from and against, and agree to pay and reimburse each of Reliability Indemnitees for, any and all Losses (in each of the following cases, together with any out-of-pocket fees and expenses, including attorneys’ and accountants’ fees), incurred or sustained by, or imposed upon, Reliability Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Maslow or the Shareholders contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of Maslow or the Shareholders pursuant to this Agreement or pursuant to any Transaction Document, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Maslow or the Shareholders pursuant to this Agreement or pursuant to any Transaction Document;

(c)               (i) all Taxes of Maslow or relating to the business of Maslow for all Pre-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Maslow (or any predecessor of Maslow) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on Maslow arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date;

(d)               any violation by the Shareholders or the Surviving Corporation of any applicable Laws or Governmental Orders in connection with the conduct of the Business after the Closing Date; or

(e)               any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or reasonably alleged to have been made, by any such Person with any of the Shareholders or Maslow (or any Person acting on their behalf) in connection with any Contemplated Transaction.

Section 9.03       Indemnification by Mr. Eberwein. Subject to the other terms and conditions of this Article IX, if the Closing occurs, Mr. Eberwein hereby agrees to indemnify Maslow, Maslow’s Affiliates, the Shareholders and the Shareholders’ Affiliates and each of their respective Representatives (collectively, the “Shareholders Indemnitees”) against, and agrees to hold each of the Shareholders Indemnitees harmless from and against, and agrees to pay and reimburse each of the Shareholders Indemnitees for, any and all Losses (in each of the following cases, together with any out-of-pocket fees and expenses, including attorneys’ and accountants’ fees), incurred or sustained by, or imposed upon, the Shareholders Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)               any inaccuracy in or breach of any of the representations or warranties of Reliability, Merger Sub or Mr. Eberwein contained in this Agreement or in any certificate or instrument delivered by or on behalf of Reliability, Merger Sub or Mr. Eberwein pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Reliability, Merger Sub or Mr. Eberwein pursuant to this Agreement occurring following to the Closing Date;

(c)               (i) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Reliability or the Surviving Corporation (or any predecessor of Reliability or Merger Sub) is or was a member following the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on Reliability or the Surviving Corporation arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring prior to the Closing Date;

(d)               any violation by Reliability or Merger Sub of any applicable Laws or Governmental Orders in connection with the conduct of the Business prior to the Closing Date; or

(e)               any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or reasonably alleged to have been made, by any such Person with any of Reliability or Merger Sub (or any Person acting on either of their behalf) in connection with any Contemplated Transaction.

Section 9.04       Indemnification Procedures. The Party making a claim under this Article IX is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”

(a)               Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any

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Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Indemnified Party, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Each Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the

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Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Maslow’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 9.05       Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

Section 9.06       Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)               Shareholders Indemnitors shall not be liable to Reliability Indemnitees for indemnification under Section 9.02 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of Maslow Surviving Representations (the “Reliability’s Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 9.02 (other than those based upon, arising out of, with respect to or by reason of Reliability’s Basket Exclusions) exceeds $100,000 (the “Basket”), in which event the Shareholders shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)               Mr. Eberwein shall not be liable to the Shareholders Indemnitees for indemnification under Section 9.03 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of Reliability’s Surviving Representations (the “Shareholders’ Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) (other than those based upon, arising out of, with respect to or by reason of the Shareholders’ Basket Exclusions) exceeds the Basket, in which event Mr. Eberwein shall be required to pay or be liable for all such Losses in excess of the Basket.

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(c)               The Parties acknowledge and agree that the maximum liability of Shareholders Indemnitors, on the one hand, and Mr. Eberwein, on the other hand, for indemnification pursuant to this Article IX shall be the sum of $1,000,000 (the “Cap”), and neither Mr. Eberwein, on the one hand, nor the Shareholders, on the other hand, shall have any liability to the other in excess of the Cap.

(d)               All liabilities and obligations of Shareholders Indemnitors that may arise under Section 9.02 (“Shareholders Indemnification Liabilities”), if any, will be satisfied only out of Merger Consideration received by the Shareholders; and Shareholders Indemnitors will be liable to return, transfer, and assign to Reliability, irrevocably, that number of shares of Reliability Common Stock included in the Merger Consideration, valued at the Reliability Common Stock Value as of the date of the final resolution of such indemnification obligations, as is equal in value to such Shareholders Indemnification Liabilities then being paid and such return, transfer, and assignment will be deemed in full payment and satisfaction of the Shareholders Indemnification Liabilities with respect to which payment is being made, provided, however, that in the event that the Shareholders do not hold sufficient shares of Reliability Common Stock as required to be able to return a sufficient number of shares hereunder as required to satisfy the Shareholders Indemnification Liabilities, the portion (or all, if applicable) of the Shareholders Indemnification Liabilities not able to be paid by a return of such shares of Reliability Common Stock shall be paid by Shareholders Indemnitors in cash.

(e)               All liabilities and obligations of the Mr. Eberwein that may arise under Section 9.03 (“Eberwein Indemnification Liabilities”), if any, will be satisfied only shares of Reliability Common Stock held by the Mr. Eberwein as of the Closing Date; and Mr. Eberwein shall transfer, and assign to the Shareholders (pro rata based on the amount of Merger Consideration received by each Shareholder at the Closing), irrevocably, that number of shares of Reliability Common Stock valued at the Reliability Common Stock Value as of the date of the final resolution of such indemnification obligations, as is equal in value to the amount of the Eberwein Indemnification Liabilities and such transfer, and assignment will be deemed in full payment and satisfaction of the Eberwein Indemnification Liabilities with respect to which payment is being made, provided, however, that in the event that Mr. Eberwein does not hold sufficient shares of Reliability Common Stock as required to be able to return a sufficient number of shares hereunder as required to satisfy the Eberwein Indemnification Liabilities, the portion (or all, if applicable) of the Eberwein Indemnification Liabilities not able to be paid by a return of such shares of Reliability Common Stock shall be paid by Mr. Eberwein in cash.

Section 9.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 9.08       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

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Section 9.09       Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article IX shall be the sole and exclusive remedy of the Parties with respect to the Contemplated Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Contemplated Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Contemplated Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article IX, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

Section 9.10       Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Contemplated Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Article X
Miscellaneous

Section 10.01   Expenses.

(a)               Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

(b)               Notwithstanding the foregoing, the Parties acknowledge and agree that, pursuant to a term sheet entered into by and between Maslow and certain affiliates of Reliability prior to the Effective Date, which term sheet the Parties acknowledge and agree is superseded by this Agreement, Maslow agreed that Malow would pay all actual, reasonable, and necessary out-of-pocket expenses incurred by the Reliability and certain Affiliated parties of Reliability and Mr. Eberwein related to the Contemplated Transactions following the following the execution of such term sheet, including, but not limited to, legal, printing, delivery, and travel costs, and agrees to reimburse such Affiliated parties for such costs, up to a maximum of $20,000 and, to the extent not paid prior to the Closing Date, Maslow shall reimburse Reliability, Mr. Eberwein or such Affiliates as directed by Reliability or Mr. Eberwein for such costs, or will directly pay for such costs as set forth herein, up to such maximum amount, following the Effective Date, and such payments shall be deemed satisfaction of Maslow’s obligation pursuant to such term sheet. Reliability shall inform Maslow in writing of all such reimbursable costs and expenses prior to the Closing Date.

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Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Maslow or the Shareholders, to:

The Maslow Media Group, Inc.

Attn: Suresh Venkat D.

22 Baltimore Road

Rockville, MD 20850

Email: Suresh@VIVOSCORP.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony and John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Emails: lanthony@anthonypllc.com

jcacomanolis@anthonypllc.com

If to Reliability, Merger Sub or Mr. Eberwein:

Reliability Incorporated

c/o Lone Star Value Management, LLC

Attn: Jeffrey Eberwein

53 Forest Ave

Old Greenwich, CT 06870

E-mail: je@lonestarvm.com

Section 10.03   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Disclosure Schedules of a Party and Exhibits mean the Articles and Sections of, the Disclosure Schedules of a Party and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Maslow Disclosure Schedules, the Reliability Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision herein is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the Maslow Disclosure Schedules (other than an exception expressly set forth as such in the Maslow Disclosure Schedules) or the Reliability Disclosure Schedules (other than an exception expressly set forth as such in the Reliability Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08   No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the Parties, provided that the Parties acknowledge and agree that additional Persons may become subject to the provisions of Article IX and Article X pursuant to the Joinder Agreements as set forth in Section 6.10, and this Agreement shall be deemed automatically amended as a result of, and as set forth in, such Joinder Agreements. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by such Party. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.10   Dispute Resolution.

(a)               If there is any dispute or controversy relating to this Agreement or any of the Contemplated Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 10.10.

(b)               The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 10.10 Reliability shall have the power to act for and to bind Merger Sub and Mr. Eberwein and Maslow shall have the power to bind the Shareholders. If Maslow, the Shareholders and Reliability are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 10.10.

(c)               Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Maslow and Reliability shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to Reliability and Maslow such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 10.10, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d)               The arbitration shall be conducted in New York, NY.

Section 10.11   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the State of Virginia or any other jurisdiction).

(b)               SUBJECT TO Section 10.10, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATES OF TEXAS, NEW YORK AND MARYLAND AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL

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TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(c).

Section 10.12   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that Reliability does not terminate this Agreement in accordance with its terms, Reliability shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Reliability is entitled at law or in equity; and (ii) provided that Maslow or the Shareholders do not terminate this Agreement in accordance with its terms, Maslow shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Maslow is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

Section 10.13   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

The Maslow Media Group, Inc.

By: /s/Nick Tsahalis

Name: Nick Tsahalis

Title: Chief Executive Officer

Reliability Incorporated

By: /s/ Hannah Bible

Name: Hannah Bible

Title: President and Chief Executive Officer

R-M Merger Sub, Inc.

By: /s/ Jeffrey Eberwein

Name: Jeffrey Eberwein

Title: Chief Executive Officer

[Signatures continue on the following pages]

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The Shareholders each hereby join this Agreement for the purposes of (i) providing the representations and warranties in Article V; (ii) fulfilling their obligations pursuant to Article VI; and (iii) fulfilling their obligations pursuant to Article IX. The Shareholders shall also be subject to the terms and conditions of Article X.

Naveen Doki

By: /s/ Naveen Doki

Name: Naveen Doki

Silvija Valleru

By: /s/ Silvija Valleru

Name: Silvija Valleru

[Signatures continue on the following pages]

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Mr. Eberwein hereby joins this Agreement for the purposes of (i) providing the representations and warranties in Article V; (ii) fulfilling his obligations pursuant to Article VI; and (iii) fulfilling his obligations pursuant to Article IX. The undersigned shall also be subject to the terms and conditions of Article X.

Jeffrey Eberwein

By: /s/ Jeffrey Eberwein

Name: Jeffrey Eberwein

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Exhibit A

Form of FIRPTA Affidavit

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Exhibit B

Form of Lock-Up Agreement

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Exhibit C

Form of Registration Rights Agreement

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